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                                                                     EXHIBIT 4.5

                           CERTIFICATE OF DESIGNATION
                                      OF
                     SERIES BB CONVERTIBLE PREFERRED STOCK
                           PAR VALUE $.01 PER SHARE
                                      OF
                             CROWN NORTHCORP, INC.

     The undersigned, being the Chief Financial Officer of Crown NorthCorp, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that set forth below are resolutions duly adopted by the Board of Directors of the Corporation at a meeting held on February 13, 1998 creating a series of the Corporation's preferred stock, par value $.01 per share, designated "Series BB Convertible Preferred Stock":

A. DESIGNATION. There shall be a series of Preferred Stock to be known as Series BB Convertible Preferred Stock, par value $.01 per share (hereinafter referred to as "Series BB Preferred Stock"), consisting of one authorized share. After the issuance of the Series BB Preferred Stock and until the redemption or retirement of all outstanding shares thereof, the Corporation shall not authorize or issue any shares of common or preferred stock having rights or preferences with respect to liquidation, dividends, or redemption that are senior to the rights and preferences of the Series BB Preferred Stock with respect to such matters without having obtained the prior written consent of two-thirds of the holders thereof.

B. LIQUIDATION IN GENERAL. In the event of a Liquidation (as defined below), the holders of record of the Series BB Preferred Stock (to the extent that such stock has not then been redeemed or converted) shall be entitled to be paid in full the sum of $2,000,000 per share, plus an amount, expressed in dollars, equal to a twelve percent (12%) cumulative dividend on the sum of $2,000,000 from the date that the Series BB Preferred Stock is issued until the date on which the Liquidation occurs (collectively, the "Liquidation Preference"), before assets of the Corporation shall be distributed among or paid over to the holders of the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") or other shares ranking junior to the Series BB Preferred Stock ("Junior Securities") in the distribution of assets or upon the Liquidation of the Corporation and, upon payment in full of the Liquidation Preference, the Series BB Preferred Stock shall be deemed to be satisfied in full for all purposes whatsoever. Written notice of a Liquidation, stating a payment date and the place where such payments shall be made, shall be given to the holders of record of the Series BB Preferred Stock, such notice to be addressed to each such holder at such holder's address as shown on the records of the Corporation. The (i) liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, (ii) Corporation's consolidation or merger with any other entity or group of entities in which the stockholders of the Corporation prior to such transaction do not own at least a majority of the voting capital stock of the surviving entity after the merger or consolidation, or (iii) Corporation's sale or transfer of all or substantially all of the Corporation's assets, shall be deemed a "Liquidation" within the meaning of the provisions of this Section B.

The Series BB Preferred Stock shall rank in respect of the distribution of assets or upon the Liquidation of the Corporation, subject to the last sentence of this paragraph, on a parity with the Corporation's Series B Non-Voting, Non-Convertible Preferred Stock, par value $0.01 per share


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(the "Series B Preferred Stock"), the Corporation's Series C Non-Voting,
Convertible Preferred Stock, par value $0.01 per share (the "Series C Convertible Preferred Stock"), the Corporation's Series AA Convertible Preferred Stock, par value $.01 per share (the "Series AA Preferred Stock"), and any other Senior Securities (as defined below). If upon any Liquidation, the net assets available for distribution to the holders of shares of the Series B Preferred Stock, Series C Convertible Preferred Stock, Series AA Preferred Stock, Series BB Preferred Stock, and subsequent series of Preferred Stock issued with rights equivalent to the Series B Preferred Stock, Series C Convertible Preferred Stock, Series AA Preferred Stock, and Series BB Preferred Stock (collectively referred to herein as "Senior Securities") shall be insufficient to pay the holders of all of the outstanding shares of the Senior Securities the full amounts to which they respectively shall be entitled, the holders of such shares, without regard to classes or series, shall share in any distribution of assets in proportion to the amounts respectively due to them on payment in full. In the event of a Liquidation resulting from the Corporation's consolidation or merger with any other entity or group of entities in which the stockholders of the Corporation prior to such transaction do not own at least a majority of the voting capital stock of the surviving entity after the merger or consolidation, or the sale or transfer of all or substantially all of the Corporation's assets, the Series BB Preferred Stock shall rank in respect of the distribution of assets prior to any other Senior Securities whose terms do not specifically include within the definition of "Liquidation" such consolidations, mergers, or asset sales.

C.   CONVERSION RIGHTS.

          (i) AT THE OPTION OF THE HOLDERS OF RECORD. All, and not less than all, of the Series BB Preferred Stock will be convertible at the option of the holders of record thereof at any time into 1,000,000 shares of the Common Stock, reflecting a conversion ratio of one share of the Series BB Preferred Stock for 1,000,000 shares of the Common Stock (the "Conversion Ratio").

          (ii) AT THE OPTION OF THE CORPORATION. All, and not less than all, of the Series BB Preferred Stock will be convertible at the option of the Corporation into 1,000,000 shares of the Common Stock upon the occurrence of both of the Trigger Events (as hereinafter defined), reflecting the Conversion Ratio. As used herein, the term "Trigger Events" means (a) the consummation of the initial public offering of the CHC Commercial Holdings, Inc. REIT (the "REIT") or the completion of another fund opportunity as contemplated by Section 3.3(a) of the Stock Purchase Agreement, dated as of March 7, 1997, between and among the Corporation and Harbert Equity Fund I, L.L.C., in which ContiWest Corporation ("Conti") and its affiliates have an interest that is economically similar to their interest in the REIT as agreed by the Corporation and Conti and its affiliates as of March 3, 1998, and (b) the Corporation's average commercial loan origination volume for the then preceding three calendar months equals at least $16.7 million per month.

          (iii) CONVERSION PROCEDURES. Such holders shall exercise their conversion right by giving written notice of their exercise by overnight courier to the Corporation at its principal executive office, and the Corporation shall exercise its conversion right by giving written notice of its exercise by overnight courier to such holders at their


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          address set forth on the Corporation's books and records.  Any such exercise shall be effective on the date that the pertinent exercise notice is so sent. Within fifteen business days after any such notice is sent, such holders shall deliver certificates representing the Series BB Preferred Stock, duly endorsed in blank for transfer with signatures guaranteed, to the Corporation at its principal executive office, whereupon the Corporation will instruct its transfer agent to issue such shares of Common Stock in the name of such holders and to deliver certificates representing such shares to the holders at their address set forth on the Corporation's books and records.
          No shares of Series BB Preferred Stock which have been converted into Common Stock after the original issuance thereof shall be outstanding or shall ever again be reissued, sold, or transferred.

D. REDEMPTION RIGHTS. The Corporation will have the right, but not the obligation, to redeem the Series BB Preferred Stock, in compliance with applicable law and all agreements and instruments by which it is bound, at any time upon 30 days' (such 30 days being referred to herein as the "Redemption Period") prior written notice to the holders of record of the Series BB Preferred Stock (the date for which such redemption is so noticed being referred to herein as the "Redemption Date") at their address on the records of the Corporation, for a redemption price equal to the sum of (a) $2,000,000, plus (b) an amount, expressed in dollars, equal to a twelve percent (12%) cumulative dividend on the sum of $2,000,000 from the date that the Series BB Preferred Stock is issued until the day that it is so redeemed (the "Redemption Price"). Such holders will have the right, but not the obligation, to convert all, but not less than all, of the Series BB Preferred Stock during the Redemption Period pursuant to the preceding paragraph C(i). On the applicable redemption date, the holders of the Series BB Preferred Stock will deliver certificates representing the shares of Series BB Preferred Stock to be redeemed to the Corporation, duly endorsed for transfer in blank, along with such other documents and instruments as the Corporation may reasonably request, and the Corporation will pay to such holders the Redemption Price. In the event that any Redemption Date is not a business day, then the related redemption shall occur on the next following business day. The Redemption Price shall be payable in cash, by certified check, or by wire transfer of immediately available funds to an account designated in writing by such holders. No shares of Series BB Preferred Stock which have been so redeemed after the original issuance thereof shall be outstanding or shall ever again be reissued, sold, or transferred.

E. VOTING RIGHTS. The Series BB Preferred Stock shall not have any voting rights with respect to directors of the Corporation or any other matter requiring stockholder approval except as set forth below and as otherwise required by the laws of the State of Delaware. For so long as all of the Series BB Preferred Stock is outstanding, the holder thereof shall have the right to designate one individual to serve as a Director of the Corporation; PROVIDED, HOWEVER, that the foregoing right shall irrevocably terminate upon the earlier of (a) the date that Conti does not own and hold of record at least 1,000,000 shares of the Common Stock (such ownership and record holdings being deemed to include, for this purpose, the right to acquire shares of the Common Stock by conversion of the Series BB Preferred Stock or by warrant) or (b) the date that the credit facility created under that certain Program Agreement, dated as of July 1, 1997, between the Corporation and ContiTrade Services LLC ("ContiTrade") is cancelled, terminated, not renewed, or substantially reduced by ContiTrade; PROVIDED FURTHER, HOWEVER, that to accomplish such designation, the Corporation may choose to expand its Board of Directors and appoint individuals designated by such holder to fill


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resulting vacancies in lieu of the resignation of existing Directors of the
Corporation; and PROVIDED FURTHER, HOWEVER, that Conti shall not be entitled to designate any individual (x) with respect to whom, if then a Director of the Corporation, the Corporation would be required to make disclosures pursuant to, among other things, Item 401(f) of Regulation S-K in any of its periodic reports or proxy statements filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or (y) who does not agree in writing to serve as a Director of the Corporation.

F. PREEMPTIVE RIGHTS. The holders of Series BB Preferred Stock shall have no preemptive rights.

G. NOTICE OF RECORD DATE. In the event of any taking by the Corporation of a record of holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of the Series BB Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

H.   ADJUSTMENT OF NUMBER OF SHARES OF COMMON STOCK.

           (a) STOCK DIVIDENDS; STOCK SPLITS. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series BB Preferred Stock is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately after the record date fixed for the determination of holders of shares of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Conversion Ratio shall be appropriately reduced so that the holder of any shares of Series BB Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock which such holder would have owned immediately following such action had such shares of Series BB Preferred Stock been converted immediately prior thereto.

           (b) COMBINATION OF SHARES. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series BB Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then immediately after the effective date of such combination, the Conversion Ratio shall be appropriately increased so that the holder of any shares of the Series BB Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock which such holder would have owned immediately following such action had such shares of Series BB Preferred Stock been converted immediately prior thereto.

           (c) ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, AND MERGER. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the conversion of the Series BB Preferred Stock) after the date that the Series BB Preferred Stock is issued, or in case, after such date, the


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               Company (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation or reclassify any of its equity securities, then and in each such case holders of the Series BB Preferred Stock, upon the conversion of the Series BB Preferred Stock as provided herein at any time after the consummation of such reorganization, reclassification, consolidation, merger, or conveyance, shall be entitled to receive, upon the conversion of the Series BB Preferred Stock, such stock, other securities, or other property that such holders would have received if such Holders had converted the Series BB Preferred Stock immediately prior to such reorganization, reclassification, consolidation, merger, or conveyance.

           (d) ISSUANCE OF SHARES OF COMMON STOCK. From the date that the Series BB Preferred Stock is issued to and through the date that the Series BB Preferred Stock is converted in its entirety into Common Stock (the "Dilution Protection Period"), if at any time the Corporation issues or sells (a "Dilution Event") any shares of Common Stock or any other class of voting common stock for per share consideration less than the average per share consideration deemed to be paid by Conti for Common Stock by virtue of its purchase of the Series BB Preferred Stock (assuming solely for such purpose that by its purchase of the Series BB Preferred Stock, Conti had purchased 1,000,000 shares of the Common Stock for a purchase price per share of $2.00, in each case as adjusted to reflect any of the events described in the preceding paragraphs (a), (b), and (c) above) (the lowest such per share consideration so paid to the Corporation during the Dilution Protection Period being referred to herein as the "Dilution Share Price"), in each case other than with respect to an employee stock option plan for employees of the Corporation and its subsidiaries or pursuant to obligations, contracts, or other arrangements existing on March 3, 1998, then the number of shares of Common Stock that holders of the Series BB Preferred Stock will receive upon conversion of the Series BB Preferred Stock shall be equal to the quotient of (a) $2,000,000, divided by (b) the Dilution Share Price, with the Conversion Ratio being appropriately adjusted to reflect the foregoing, and subject to readjustment of each of the foregoing quantities and amounts in order to give effect to the events described in the immediately preceding paragraphs (a), (b), and (c) .

I. RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its treasury shares or its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Series BB Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all of the Series BB Preferred Stock then outstanding.

J. ISSUE TAX. The issuance of certificates representing shares of Common Stock upon conversion of Series BB Preferred Stock shall be made without charge to the holders thereof for any issuance, stock transfer, or documentary stamp tax in respect thereof; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in the name other than that of the record holder of the Series BB Preferred Stock that is being converted.


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     IN WITNESS WHEREOF, this Certificate of Designation has been executed as of February ____, 1998.


                                       /s/ Richard A. Brock
                                       ---------------------------------------
                                       Name: Richard A. Brock
                                       Title:  Chief Financial Officer




     /s/ Stephen W. Brown
     -------------------------------
     Name:  Stephen W. Brown
     Title: Secretary



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